Exhibit 107

Calculation of Filing Fee Tables

S-8
(Form Type)

Usio, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (1)	Rule 457(c), (h)(1)	855,250 (2)	$2.09 (3)	$1,787,473 (3)	0.0000927	$165.70
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (1)	Rule 457(c), (h)(1)	1,248,749 (4)	$2.09 (3)	$2,609,885 (3)	0.0000927	$241.94
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (1)	Rule 457(c), (h)(1)	1,273,672 (5)	$2.09 (3)	$2,661,974 (3)	0.0000927	$246.77
	Total Offering Amounts					$7059332		$654.41
	Total Fees Previously Paid
	Total Fee Offsets							--
	Net Fee Due							$654.41

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Payment Data Systems, Inc. 2015 Equity Incentive Plan.

(2)

Represents shares of common stock that were added to the shares authorized for issuance under the "evergreen" provision in the Usio, Inc. 2015 Equity Incentive Plan. Pursuant to this provision, the number of shares authorized for issuance increased on January 1, 2020.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), (h)(1) of the Securities Act. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $2.09, which is the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq General Market on July 5, 2022.

(4)

Represents shares of common stock that were added to the shares authorized for issuance under the "evergreen" provision in the Usio, Inc. 2015 Equity Incentive Plan. Pursuant to this provision, the number of shares authorized for issuance increased on January 1, 2021.

(5)

Represents shares of common stock that were added to the shares authorized for issuance under the "evergreen" provision in the Usio, Inc. 2015 Equity Incentive Plan. Pursuant to this provision, the number of shares authorized for issuance increased on January 1, 2022.

Table 2: Fee Offset Claims and Sources

Not applicable.

Table 3: Combined Prospectuses

Not applicable.